Exhibit 107.1
Company Name – Borr Drilling Ltd
CIK – 0001715497
Filing Date – 7/7/25
Form Type – 424b5
Submission Type – F-3ASR
Registration File Number 333-286490
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)
Borr Drilling Limited
(Exact Name of Registrant as Specified in its charter)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares par value $0.10 per share	457(o)[1]	$ 102,500,000		$102,500,000	0.0001531	$15,692.75
Fees Previously Paid
Carry Forward Securities

Carry Forward Securities
Total Offering Amounts	$102,500,000	$15,692.75
Total Fees Previously Paid		$ 0
Total Fee Offsets		$ 0
Net Fees Due		$15,692.75

1 The proposed maximum aggregate offering price is being used to calculate the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fees for the registration statement on Form F-3 (Registration No. 333-286490), filed on April 11, 2025.